                           CERTIFICATE OF AMENDMENT

                                    OF THE

                          CERTIFICATE OF INCORPORATION

                                      OF

                          SCHUYLKILL ENTERPRISES, INC.

                       ------------------------------------

    Schuylkill Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

    FIRST:    Pursuant to Section 141 of the Delaware General Corporation
Law (the "General Corporation Law"), by unanimous written consent dated as of January 21, 1997, the Corporation's Board of Directors duly adopted resolutions proposing and declaring advisable the following amendment to the Corporation's Certificate of Incorporation:

            That the first paragraph of Article IV of the Corporation's Certificate of Incorporation be amended to read in its entirety as follows:

                         "The total number of shares of stock which the
                    Corporation shall have the authority to issue is 12,000,000 shares, consisting of 10,000,000 shares of Common Stock having a par value of .001 per share, and 2,000,000 shares of Preferred Stock having a par value of .001 per share."

    SECOND:   Pursuant to Section 228 of the General Corporation Law, by
unanimous written consent dated as of January 21, 1997, the stockholders of the Corporation have approved the aforesaid amendment.

    THIRD:    That the aforesaid amendment was duly adopted in accordance with applicable provisions of Section 242 of the General Corporation Law.

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    IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Leonard Linsker, its Chairman and Chief Executive Officer, and attested by David Alperin, its Secretary, this 21st day of January, 1997.



                                       SCHUYLKILL ENTERPRISES, INC.



                                       By:  /s/ Leonard Linsker
                                            -------------------
                                            Leonard Linsker
                                            Chairman
                                            and Chief Executive Officer



ATTEST:



/s/ David Alperin
-------------------------
David Alperin
Secretary